Exhibit (a)(1)(C)

ELECTION FORM

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this offer, including (1) the Offer to Exchange Eligible Options for New Options dated June 9, 2017 filed with the U.S. Securities and Exchange Commission and separately delivered to you by e-mail setting forth the terms of the Exchange Offer (as defined therein); (2) the e-mail from Esther Jhun, dated June 9, 2017; (4) the Instructions to this Election Form attached hereto; (5) this Election Form; and (6) the Agreement to Terms of Election before completing and signing this page. The Exchange Offer is subject to the terms of these documents as they may be amended. The Exchange Offer expires at 4:00 p.m., Pacific Time, on Friday, July 7, 2017, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you wish to participate in the Exchange Offer, please check the “Yes” box in the “Exchange Eligible Option” column. Each Eligible Option you elect to tender for exchange must be tendered in whole. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.

Grant Number	Option Grant Date	Option Exercise Price	Option Shares Eligible for Exchange as of June 5, 2017	Option Shares Vested	Check the Box Below if You Want to Tender the Option for Exchange

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

Each Eligible Option you elect to tender for exchange will be cancelled and we will grant you a new option award (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•	Each New Option will have an exercise price equal to the closing price of our stock on the date that the New Option is granted. Each New Option will represent your right to purchase a number of shares of our common stock based on an exchange ratio.

•	The number shares to be granted to you under your New Option will be determined using an exchange ratio that takes into account the exercise price of your tendered Eligible Option. The chart below illustrates the applicable exchange ratio for outstanding Eligible Options based on the dollar range of the exercise prices of such options.

Option Exercise Price Ranges	Exchange Ratio (Surrendered Eligible Options: New Options) *
$20.00 and up	1.75 : 1
$8.00 - $19.99	1.30 : 1

*	Rounded down to the nearest share

1.

•	Your New Option will be granted under our 2011 Plan and will, to the maximum extent permitted by law, be treated as an incentive stock option, or “ISO”.

•	Each New Option will have a maximum term of seven years.

•	The vesting schedule of your New Options will be as follows:

•	Each New Option granted in exchange for the vested portion of an Eligible Option will vest monthly over the two year period from the grant date of the New Option.

•	Each New Option granted in exchange for the unvested portion of an Eligible Option will vest monthly over the three year period from the grant date of the New Option.

•	As with any unvested equity award, you must remain in the service of Sunesis continuously from the grant date through each vesting date to vest in the New Option on that date. In the event that your employment with the Company terminates for any reason prior to the vesting date of any unvested portion of your New Option, such unvested portion shall expire on your termination date.

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2.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE EXCHANGE OFFER DOCUMENTS.

Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration date, which will be 4:00 p.m., Pacific Time, on Friday, July 7, 2017, unless we extend the Exchange Offer. The last valid election in place prior to the expiration of the Exchange Offer shall control.

Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election attached hereto.

(Signature of Optionee)

(Optionee’s Name, please print in full)

Date: , 2017

3.

AGREEMENT TO THE TERMS OF ELECTION

To:	Sunesis Pharmaceuticals, Inc.
395 Oyster Point Boulevard, Suite 400
South San Francisco, California 94080
Attention: Esther Jhun
Email: ejhun@sunesis.com

I acknowledge that:

1.	I tender to Sunesis for exchange those potentially Eligible Options specified on this Election Form and understand that, upon acceptance by Sunesis, this Election Form will constitute a binding agreement between Sunesis and me. I have checked the box corresponding to the potentially Eligible Options that I want to tender for exchange.

2.	I understand that any election that I make to tender an option for exchange that does not qualify as an Eligible Option will not be accepted and such options will remain in effect with their current terms and conditions following the Exchange Offer.

3.	I understand that if I validly tender an Eligible Option for exchange and such Eligible Option is accepted, such Eligible Option will automatically be cancelled by Sunesis in exchange for the grant of a new option (the “New Option”) with the applicable New Option terms described in the Offer to Exchange Eligible Options for New Options.

4.	I understand that each New Option issued to me will be for a lesser number of shares than the Eligible Option.

5.	I understand that the New Options will be granted pursuant to the Sunesis 2011 Equity Incentive Plan, as amended.

6.	I understand that the New Options will have a different vesting schedule than the Eligible Options tendered in this Exchange Offer.

7.	I understand that each New Option will have a maximum term of seven years.

8.	Sunesis has advised me to consult with my own advisors as to the consequences of participating or not participating in the Exchange Offer.

9.	To remain eligible to tender Eligible Options for exchange pursuant to the Exchange Offer, I understand that I must remain an Eligible Holder and must not have received nor given a notice of termination prior to the date and time that the Exchange Offer expires, which is scheduled to be 4:00 p.m., U.S. Pacific Time, on Friday, July 7, 2017, unless the Exchange Offer is extended. I understand that if I die or cease to provide services to Sunesis and its subsidiaries (and have not submitted a notice of resignation or received a notice of termination) prior to the expiration date of the Exchange Offer, Sunesis will not accept my Eligible Options for exchange and I or my estate or beneficiaries, as the case may be, will retain my Eligible Options with their current terms and conditions.

10.	I understand that if I cease providing services to Sunesis and its subsidiaries for any reason before all of the shares represented by a New Option vest, I will forfeit any unvested portion of my New Option, subject to the terms and conditions of my New Option agreement.

11.	I understand that neither the ability to participate in the Exchange Offer nor actual participation in the Exchange Offer will be construed as a right to continued employment or service with Sunesis or any of its subsidiaries.

12.	I understand that in accordance with Sections 6 and 13 of the Offer to Exchange Eligible Options for New Options, Sunesis may terminate, modify or amend the Exchange Offer and postpone its acceptance and cancellation of any Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

4.

13.	I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until the Exchange Offer expires as described in the Instructions to Election Form. I understand that this decision to tender my Eligible Options will be irrevocable as of 4:00 p.m., U.S. Pacific Time, on Friday, July 7, 2017, unless the Exchange Offer is extended.

14.	I understand that I may receive certain future “confirmation letters” or other communications from Sunesis in connection with the Exchange Offer, including a communication confirming if Sunesis has received this Election Form and whether Sunesis ultimately accepts or rejects this Election Form. Unless I have hereby provided Esther Jhun with an alternative e-mail address or alternative instructions for contacting me as hereby specified below, I hereby confirm that I will have access to my regular Sunesis e-mail for purposes of these future communications.

Alternative contact information:

15.	I acknowledge that I have received the Offer to Exchange Eligible Options for New Options, including the Summary Term Sheet – Questions and Answers (collectively, the “Offer Documents”) from Sunesis, dated June 9, 2017, and I agree to all of the terms and conditions of the Offer Documents.

5.

INSTRUCTIONS TO ELECTION FORM

1.	DEFINED TERMS. All terms used in this Election Form but not defined have the meanings given them in the Offer to Exchange Eligible Options for New Options, dated June 9, 2017 filed with the U.S. Securities and Exchange Commission and separately delivered to you by e-mail. References in this Election Form to “Sunesis,” “we,” “us,” “our,” and “ours” mean Sunesis Pharmaceuticals, Inc.

2.	EXPIRATION DATE. The Exchange Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 4:00 p.m., U.S. Pacific Time, on Friday, July 7, 2017, unless the Exchange Offer is extended (and unless we have accepted the Eligible Options, you may also withdraw any such tendered securities at any time after 9:00 p.m. Pacific Time on Friday, August 4, 2017).

3.	DELIVERY OF ELECTION FORM. If you intend to tender Eligible Options under the Exchange Offer, a signed copy of this Election Form must be received by Sunesis before 4:00 p.m., U.S. Pacific Time, on Friday, July 7, 2017 (or such later date as may apply if the Exchange Offer is extended) by one of the following means:

By Hand

Attention: Esther Jhun

By Email (By PDF or similar imaged document file)

ejhun@sunesis.com

Your Election Form will be effective only upon receipt by us. Sunesis will accept delivery of the signed Election Form only by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

You are not required to tender any of your Eligible Options for exchange. If you choose to tender for exchange a particular Eligible Option, you must tender the entire option, but need not tender other Eligible Options held by you. On the Election Form, please check the box corresponding to the Eligible Option/s that you wish to tender for exchange. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange and grant you New Options.

4.	WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Exchange Offer may be withdrawn at any time before 4:00 p.m., U.S. Pacific Time, on Friday, July 7, 2017, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time (and unless we have accepted the Eligible Options, you may also withdraw any such tendered securities at any time after 9:00 p.m. Pacific Time on Friday, August 4, 2017).

To withdraw tendered Eligible Options, you must deliver by hand or email (a PDF or similar imaged document file) a properly completed and signed Notice of Withdrawal to the attention of Esther Jhun or by email to ejhun@sunesis.com. Withdrawals may not be rescinded and any Eligible Options withdrawn will not be considered to be properly tendered unless the withdrawn Eligible Options are properly re-tendered before the expiration date by following the procedures described in Instruction 3 above.

5.	SIGNATURES. Please sign and date this Election Form. Except as described in the following sentence, this Election Form must be signed by the Eligible Holder who holds the Eligible Options to be tendered exactly as such Eligible Holder’s name appears on the applicable option or stock appreciation right agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

6.

6.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Exchange Offer (including requests for additional or hard copies of the Exchange Offer or this Election Form) should be directed to ejhun@sunesis.com.

7.	IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options for exchange. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Holder before the expiration of the Exchange Offer. No Eligible Options will be accepted for exchange until the Eligible Holder exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

8.	CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

9.	IMPORTANT U.S. TAX INFORMATION. You should refer to Section 12 of the Offering Memorandum, which contains important U.S. tax information. We encourage you to consult with your own financial and tax advisors if you have questions about your financial or tax situation.

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